As filed with the Securities and Exchange Commission on August 15, 2019

Registration No. 333-232931

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

 Post-Effective Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DelMar Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Nevada	2834	99-0360497
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Suite 720-999 West Broadway

Vancouver, British Columbia, Canada V5Z 1K5

(604) 629-5989

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Saiid Zarrabian

President and Chief Executive Officer

DelMar Pharmaceuticals, Inc.

Suite 720-999 West Broadway

Vancouver, British Columbia, Canada V5Z 1K5

(604) 629-5989

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Steven M. Skolnick, Esq. Michael J. Lerner, Esq. Lowenstein Sandler LLP 1251 Avenue of the Americas New York, NY 10020 (212) 262-6700	Barry L. Grossman Sarah E. Williams Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☒ 333-232931

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 of DelMar Pharmaceuticals, Inc. (the “Company”), as originally declared effective by the Securities and Exchange Commission (the “SEC”) on August 14, 2019, is being filed for the sole purpose of filing Exhibits 5.1 and 5.2 as part of the Registration Statement. This Post-Effective Amendment No. 1 does not modify any provision of Part I or Part II of the Registration Statement other than supplementing Item 16 of Part II as set forth below. This Registration Statement shall become effective upon filing with the SEC in accordance with Rule 462(d) under the Securities Act of 1933, as amended.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 16.	Exhibits and Financial Statement Schedules.

(a) Exhibits

The following exhibits are being filed with this Registration Statement:

Exhibits:	Description
5.1	Legal opinion of Fennemore Craig, P.C.
5.2	Legal opinion of Lowenstein Sandler LLP

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on the 15th day of August 2019.

DELMAR PHARMACEUTICALS, INC.

By:	/s/ Scott Praill
Scott Praill
Chief Financial Officer

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Saiid Zarrabian	Chief Executive Officer and Director (Principal Executive Officer)	August 15, 2019
Saiid Zarrabian

/s/ Scott Praill	Chief Financial Officer (Principal Financial and Accounting Officer)	August 15, 2019
Scott Praill

*	Director	August 15, 2019
John K. Bell

*	Director	August 15, 2019
Lynda Cranston

*	Director	August 15, 2019
Napoleone Ferrara

*	Director	August 15, 2019
Robert E. Hoffman

*	Director	August 15, 2019
Robert J. Toth

*By:	/s/ Scott Praill
Scott Praill
Attorney-in-Fact

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